Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
     This Severance Agreement and Release of Claims (“Agreement”) is made and entered into on February 22, 2010 by and between Roger A. Derse (“Executive”) and White Electronic Designs Corporation and all of its affiliated companies and divisions (collectively referred to as “Company”) and is intended by the parties hereto to settle and dispose of all claims and liabilities that exist between Executive and Company as indicated herein.
RECITALS
     A. Executive is the Senior Vice President and Chief Financial Officer.
     B. Executive and the Company are parties to that certain Executive Employment Agreement dated January 21, 2009 (the “Employment Agreement”).
     C. Executive hereby tenders his resignation which will be effective as of March 1, 2010 (the “Resignation Date”). Executive has resigned from his position as Senior Vice President and Chief Financial Officer and any other offices he holds with the Company and with each of Company’s subsidiaries and affiliated entities on that date.
     D. By entering into this Agreement, the parties mutually and voluntarily agree to be legally bound by the terms set forth below.
COVENANTS
     NOW, THEREFORE, for valuable consideration, the parties agree as follows:
I.
     A. Within three days of the Resignation Date, the Company agrees to pay Executive the cash sum of forty two thousand nine hundred eighty dollars and thirty five cents ($42,980.35), less all lawfully required withholdings, which represents (i) his accrued but unused vacation, and (ii) any of his earned but not paid Base Salary (as defined in the Employment Agreement) through the Resignation Date. The Company will also pay Executive appropriate expense reimbursement requests, if any, timely and properly submitted by Executive (with supporting documentation as required by the Company consistent with existing Company policy and procedures).
     B. In addition, for a period of eighteen (18) months from the Resignation Date, the Company shall continue to pay Executive’s Base Salary (as defined in the Employment Agreement), less all lawfully required withholdings; provided, however that the Company shall not be required to make any payments under this Section I.B until the expiration of the Revocation Period (as defined in Section VIII below), assuming that Executive has not revoked his signature during that Revocation Period.

     C. If the Executive elects to continue his group health plan coverage (medical and dental) under Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay Executive’s COBRA continuation premiums until the earlier of (i) the date Executive is eligible to receive group health benefits from another employer or (ii) eighteen (18) months after the Resignation Date.
     D. The Company and Executive agree to the following concerning outstanding grants of stock options and restricted stock to Executive:
•	Executive agrees and represents that immediately prior to the Resignation Date, the following grants are his only existing option grants: (i) 50,000 options granted on May 26, 2004 at a strike price of $6.38, (ii) 10,000 options granted on December 15, 2004 at a strike price of $6.45, and (iii) 40,000 options granted on September 12, 2006 at a strike price of $4.70 (together, the “Existing Options”). The parties also agree that other than 5,834 shares under the option grant set forth in clause (iii) above, each of these options was fully vested as of the date immediately prior to the date of this Agreement. Assuming that Executive has not revoked his signature during the Revocation Period, the Existing Options shall be fully vested as of the day following the end of the Revocation Period, exercisable until the tenth (10th) anniversary of the grant date of such option (and this Agreement shall be deemed an amendment of all such stock option grants or award agreements for the purpose of the extension of the period of exercise provided for in this clause); provided, however, that if the Company determines in good faith that the extension of any of the Existing Options’ exercise periods results in the options being considered deferred compensation subject to Section 409A of the Internal Revenue Code, such extension shall be shortened or nullified as determined in good faith by the Company. In the event that Executive revokes his signature during the Revocation Period, the exercisability and vesting of these Existing Options shall operate pursuant to the applicable option grant or award agreement and Company equity plan.

•	Executive agrees and represents that he has 25,000 shares of unvested restricted stock relating to the Company’s common stock pursuant to one (1) outstanding grant with a grant date of December 10, 2008 (the “Unvested RSAs”). Assuming that Executive has not revoked his signature during the Revocation Period, such Unvested RSAs shall automatically accelerate and be fully vested as of the day following the end of the Revocation Period. In the event that Executive revokes his signature during the Revocation Period the vesting of these Unvested RSAs shall operate pursuant to the applicable grant agreement and Company equity plan.

•	Executive agrees that any other unvested right to receive Company securities, if any, shall terminate on the Resignation Date.

     E. Executive acknowledges that upon receipt of the above, he is not owed any further money or any further equity compensation by the Company. Executive also agrees to reasonably cooperate to the extent required with respect to timing of payments hereunder for purposes of complying with Section 409A of the Internal Revenue Code.
     F. Effective as of the Resignation Date, Executive hereby resigns his position as an employee and executive officer of the Company, and any other positions he holds with the Company and with each of Company’s subsidiaries and affiliated entities and the Company hereby accepts the resignation(s). At the request of Company, Executive agrees to execute any documents reasonably requested to effectuate or to facilitate his resignation(s) and the transition of such positions or responsibilities to other employees of the Company. Executive also agrees that his resignation and departure from his position(s) from the Company is not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices, including those that would require disclosure under Item 5.02 of Form 8-K.
II.
     In consideration of the compensation and covenants set forth in Paragraph I above and the covenants herein:
     A. Executive, on behalf of himself, his marital community if any, and his heirs or assigns, expressly releases Company and its subsidiaries, affiliated companies, directors, officers, all of their agents, employees, and attorneys; and all their predecessors and successors (collectively the “Released Entities”) from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH EXECUTIVE HAS, HAD, OR MAY HAVE HAD AGAINST COMPANY OR ANY OR ALL OF THE RELEASED ENTITIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT AND EXISTING FROM THE BEGINNING OF TIME TO THE DATE OF THE EXECUTION OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EXECUTIVE’S SERVICE WITH THE COMPANY AND HIS RESIGNATION.
     By signing this Agreement, Executive agrees to FULLY WAIVE AND RELEASE ALL CLAIMS without limitation, such as attorneys’ fees, and all rights and claims arising out of, or relating to, his employment service to the Company including, BUT NOT LIMITED TO, any claim or other proceeding arising under (without assuming the applicability of such statute or law to the service of Executive):

•	The Civil Rights Act of 1866 (“Section 1981”);

•	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991;

•	The Americans with Disabilities Act (“ADA”) and its subsequent amendments;

•	The Age Discrimination in Employment Act (“ADEA”);

•	The Labor Management Relations Act (“LMRA”);

•	The National Labor Relations Act (“NLRA”);

•	The Fair Labor Standards Act (“FLSA”);

•	The Family and Medical Leave Act of 1993 (“FMLA”) and its subsequent amendments;

•	The Arizona Civil Rights Act;

•	The Arizona Employment Protection Act;

•	The Older Workers Benefit Protection Act;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”); and/or

•	Any common law or statutory cause of action arising out of Executive’s employment or termination of employment with the Company.
     This Agreement may be used by the Company to completely bar any action or suit before any court, arbitral, or administrative body, other than with respect to any claim under federal, state, local or other law relating to the obligations under this Agreement. Furthermore, Executive specifically agrees that, except as set forth herein, he will not be entitled to any further payment of any kind from the Company or its Board of Directors. Notwithstanding any provision hereof to the contrary, however, Executive does not release his rights to indemnification under provisions of the Company’s articles of incorporation, bylaws or applicable law or to continuing coverage under the Company’s directors and officers liability insurance policy.
     Executive represents and warrants that he is the sole and lawful owner of all right, title and interest in and to every claim and other rights that are being released above and that no other party has received any assignment or other right of substitution or subrogation to any such claim or right. Executive also represents that he has the full power and authority to enter into the waivers and releases set forth in this Agreement. With respect to the foregoing release, Executive hereby waives all rights or protection under law of any state, territory, country or any political division thereof, to the extent applicable, which purports to restrict or govern the granting of waivers and releases (such foregoing language is not intended to indicate that the law of any jurisdiction other than Arizona is applicable to this Agreement).
     B. Executive shall deliver to Company any Company property, including any laptops, computers, equipment, documents, materials, files, or computer files, or copies, reproductions, duplicates, transcriptions, or replicas thereof, relating to Company’s business or affairs, which are in Executive’s possession or control, or of which Executive is aware.

     C. After the date hereof, Executive hereby agrees to comply with the “prohibition on securities trading using inside information” and the “treatment of confidential information” as contained in the Company’s Code of Ethics and Business Conduct. In addition, Executive hereby agrees to comply with other provisions of the company’s policies, including the Code of Ethics and Business Conduct, to the extent such provisions remain relevant to Executive after the date hereof, particularly with respect to his knowledge of the Company’s operations and proprietary information. In this regard, the Executive agrees to comply with the Company’s Insider Trading Policy from the Resignation Date until such time that he reasonably determines that he no longer is in possession of non-material public information of the Company (unless otherwise specifically provided by the Company’s Insider Trading Policy).
     D. Executive acknowledges that in the course of his service with the Company, he has been allowed to become acquainted with the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the Company’s and its affiliates’ business. Executive understands and acknowledges that the Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (ii) such Confidential Information becomes generally known to and available for use in the Company’s industry, other than as a result of any action or inaction by Executive, directly or indirectly; or (iii) such information has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Executive agrees this covenant shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement. Executive further agrees that he will not use such Confidential Information in competing, directly or indirectly, with the Company or provide such Confidential Information to other party or entity for the purpose of competing with the Company. Consistent with Section II.B above, as of the date hereof, Executive will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his service with the Company.
     E. For a period of one (1) year after the Resignation Date, Section 7 of Executive’s Employment Agreement shall remain in effect and be fully enforceable against Executive pursuant to the terms thereof.

III.
     The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provision. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overbroad, Executive agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.
IV.
     Executive agrees, for a period of two years after the Resignation Date, that he will not seek nor accept employment or Board of Director service in the future with the Company or any of its subsidiaries, affiliates, successors, or divisions.
V.
     By his signature below, Executive affirms that he has been given at least 21 days during which to consider this Agreement. Executive has been advised to seek legal counsel and his legal counsel has been provided the opportunity to review and comment on this Agreement prior to signing this Agreement.
VI.
     The parties, by their execution of this Agreement, affirm that the following statements are true:
     A. The parties have been given the opportunity to, and have, read this entire Agreement, and have had all questions regarding its meaning answered to their satisfaction;
     B. The contents of this Agreement are written in a manner understood by the parties, and they fully understand its content, and understand that it is a FULL WAIVER AND RELEASE OF ALL CLAIMS;
     C. The parties acknowledge that they enter into this Agreement of their own free will, that they have not been pressured or coerced in any manner whatsoever into signing this Agreement, and that they been advised to consult with their own attorney prior to executing this Agreement;
     D. This Agreement is not to be construed as an admission of liability by any party; and
     E. The parties shall bear their own costs and attorneys’ fees incurred herein including, without limitation, any costs or fees incurred in connection with the negotiation and execution of this Agreement.

VII.
     The Company and Executive mutually agree not to disparage the other, either directly or indirectly. However, nothing in this Section precludes either party from testifying or participating in any legal proceeding in which the party is required by law to provide information about the other party.
VIII.
     The parties agree that upon the Resignation Date, the parties shall execute the Re-Affirmation Certificate in substantially the form attached hereto at Exhibit A and Executive will have a seven (7) days revocation period in which he can revoke this Agreement following such date (the “Revocation Period”). A revocation by the Executive must be provided in writing and received before the end of the Revocation Period. To be effective, the revocation must be received by the following individual:
Gerald R. Dinkel
White Electronic Designs Corporation
3601 East University Drive, Suite 475
Phoenix, AZ 85034
     This Agreement shall not become enforceable until the foregoing Revocation Period has expired.
IX.
     Other than as specifically and explicitly set forth herein and in the Employment Agreement, this Agreement supersedes and replaces all prior discussions, understandings, and oral agreements between the parties except as noted herein, and contains the entire agreement between them on the matters herein contained. This Agreement may not be changed orally, but only by a written agreement signed by Executive and Company.
X.
     The laws of the State of Arizona will govern and apply to this Agreement.
XI.
     Except as to claims, rights or demands that arise from Executive’s obligations to Company under this Agreement, the Company, on behalf of itself and its subsidiaries, affiliated companies, and all their predecessors and successors hereby release Executive and his attorneys, heirs or assigns, (collectively the “Released Parties”) from ANY AND ALL KNOWN RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH THE COMPANY HAS, HAD OR MAY HAVE HAD AGAINST THE RELEASED PARTIES OR ANY OR ALL OF THE RELEASED PARTIES IN CONNECTION WITH ANY CAUSE OR MATTER

WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT AND EXISTING FROM THE BEGINNING OF TIME TO THE DATE OF THE EXECUTION OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EXECUTIVE’S SERVICE WITH THE COMPANY, WHETHER AS AN EMPLOYEE OR EXECUTIVE OFFICER.
     Other than with respect to his obligations under this Agreement, this Agreement may be used by Executive to bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local or other law.

The parties execute this Agreement as of the date first written above.

EXECUTIVE
/s/ Roger A. Derse
Roger A. Derse

WHITE ELECTRONIC DESIGNS CORPORATION
/s/ Gerald R. Dinkel
By: Gerald R. Dinkel
Title:	Chief Executive Officer

[SIGNATURE PAGE OF
SEVERANCE AGREEMENT]

EXHIBIT A
Reaffirmation of Separation Agreement and Release of Claims
(NOT TO BE EXECUTED UNTIL THE RESIGNATION DATE, MARCH 1, 2010)
     For the consideration set forth in that certain Separation Agreement and Release of Claims dated February 22, 2010, between the parties set forth in the signature lines below (the “Agreement”), Executive and the Company hereby reaffirm their respective covenants, obligations, representations and releases contained in this Agreement. Terms not otherwise defined in this Reaffirmation are defined in the Agreement.
FOR THE SAKE OF CLARITY, BY SIGNING THIS DOCUMENT, THE PARTIES REAFFIRM AND BRING DOWN ALL RELEASES, WAIVERS AND OBLIGATIONS INCLUDED IN THE AGREEMENT TO THE DATE HEREOF.
Dated: March 1, 2010
EXECUTIVE:

Dated: March 1, 2010
WHITE ELECTRONIC DESIGNS CORPORATION

By:
Title: